Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

authID Inc. and Subsidiaries

Denver, Colorado

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 (File No.333-297474) of our report, dated March 31, 2026, relating to the consolidated financial statements of authID, Inc. and its subsidiaries (collectively, the “Company”), appearing in the Company’s Annual Report on Form 10-K as of and for the years ended December 31, 2025, and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts”.

/s/ Cherry Bekaert LLP

CHERRY BEKAERT LLP

Raleigh, North Carolina

July 23, 2026